Amendment to the
                     TRANSFER AGENCY AND SERVICES AGREEMENT
                    (with Facilities Management Arrangement)


         THIS AMENDMENT dated as of this 1st day of December, 1999 is made to the Transfer Agency and Services Agreement dated as of June 1, 1995, as amended (the "Agreement"), by and between Nations Annuity Trust, and each other investment company which may become a party hereto pursuant to the terms of this Agreement (individually a "Fund", and collectively, the "Funds"), and Investor Services Group, Inc. f/k/a The Shareholder Services Group, Inc. (the "Transfer Agent").

                                    RECITALS

         WHEREAS, the parties hereto desire to amend certain provisions of this Agreement.

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Funds and the Transfer Agent agree that the Agreement shall be amended as follows:

1. Article 3 is hereby amended by adding the following new Section 3.4:

                         "3.4 In addition, the Transfer Agent shall perform the
              related print mail services in connection with the services set forth herein. Fees for such services shall be agreed upon from time to time by the parties."

2. Section 8.1 is hereby amended by deleting subsections (a) and (b) in their entirety and inserting the following:

                         "(a) For the period December 1, 1998 through December
              31, 1999, an amount equal to 22.5% of such Costs during each month.

                         (b) For the period from January 1, 2000 through
              December 31, 2002 and during each Renewal Term (as defined below), an amount equal to 15% of such Costs during each month."

3. Article 16 - Term and Termination is hereby amended as follows:

                         (a) The first sentence of Section 16.1 is deleted in
              its entirety and replaced with "This Agreement shall be effective on the date first written above and shall continue through December 31, 2002 (the "Initial Term"), unless earlier terminated pursuant to terms of this Agreement."

                         (b)   Section 16.3 is deleted in its entirety.

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                         (c) Section 16.5 is deleted in its entirety and
              replaced with the following new Section 16.5:

                         "16.5 In the event that the total combined assets of
              the Funds and any other open end investment companies affiliated with the Funds by reason of having a common investment advisor is increased by $18 billion or more due to a merger or acquisition involving the investment advisor or any affiliates of the investment advisor, the Funds shall have the right to terminate this Agreement upon twelve (12) months prior written notice to the Transfer Agent. As used in this Article 16, "affiliates of the advisor" shall mean (i) a direct or indirect owner of 50% or more of the outstanding common stock of the advisor (a "parent") or
              (ii) any company or association whose outstanding common stock is at least 50% owned, directly or indirectly, by the advisor or by a parent."

                         (d) Modify Section 16.8 by deleting the phrase
              "Sections 16.3 or" and inserting the word "Section".

4. The following new provision is hereby added to Schedule A-- Duties of the Transfer Agent:

              "Cash Management Services. (a) The Transfer Agent shall establish demand deposit accounts (DDA's) with a cash management provider to facilitate the receipt of purchase payments and the processing of other Shareholder-related transactions. The Transfer Agent shall retain any excess balance credits earned with respect to the amounts in such DDA's ("Balance Credits") after such Balance Credits are first used to offset any banking service fees charged in connection with banking services provided on behalf of the Fund. Balance Credits will be calculated and applied toward the Fund's banking service charges regardless of the withdrawal of DDA balances described in Section (b) below.

              (b) DDA balances which cannot be forwarded on the day of receipt may be withdrawn on a daily basis and invested in U.S. Treasury and Federal Agency obligations, money market mutual funds, repurchase agreements, money market preferred securities (rated A or better), commercial paper (rated A1 or P1), corporate notes/bonds (rated A or better) and/or Eurodollar time deposits (issued by banks rated A or better). Investor Services Group bears the risk of loss on any such investment and shall retain any earnings generated thereby. Other similarly rated investment vehicles may be used, provided however, Investor Services Group shall first notify the Fund of any such change.

              (c) The Transfer Agent may facilitate the payment of distributions from the Fund which are made by check ("Distributions") through the "IPS Official Check" program. "IPS Official Check" is a product and service provided by the Transfer Agent's affiliate, Integrated Payment Systems ("IPS"). IPS is licensed and regulated as an "issuer of payment instruments". In the event the IPS Official Check program is utilized, funds used to cover such Distributions shall be forwarded to and held by IPS. IPS may invest such funds while awaiting presentment of items for payment. In return the services provided by IPS, IPS imposes a $.07 per item charge which shall be paid by the Funds as out-of-pocket expense and shall retain, and share with the Transfer Agent, the benefit of the revenue generated from its investment practices."

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

5.   Schedule D -- Non-Margin Expenses is amended by adding the following items:

                            -       Print Mail Fees
                            - Systems Programming utilizing non-dedicated systems resources at $100 per/hr
                            - All conversion costs: including System start up costs
                            -       Overtime, as approved by the Funds
                            - Travel and Entertainment, as approved by the Funds

6. Schedule E -- Out-of-Pocket Expenses is amended by deleting the following items:

                            - Printing costs, including certificates, envelopes, checks and stationary

                            -       Due diligence mailings

                            -       Ad hoc reports

                            -       Daily & Distribution advice mailings
                                    (including all periodic reports)

                            -       Year-end for production and mailings

                            -       Incoming and outgoing wire charges

                            -       Federal Reserve charges for check clearance

                            - All conversion costs: including System start up costs

                            - Systems Programming utilizing non-dedicated systems resources at $100 per/hr

                            -       Overtime, as approved by the Funds

                            - Travel and Entertainment, as approved by the Funds

         The terms and provisions of this Amendment shall be deemed a part of the Agreement for all purposes. To the extent that any provisions of this Amendment modify or are otherwise inconsistent with any provisions of the Agreement, the terms of this Amendment shall control. In all other respects, the Agreement shall remain in full force and effect.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.

                                      INVESTOR SERVICES GROUP, INC.


                                      By:        /s/ Jylanne M. Dunne
                                                 ----------------------

                                      Name:      Jylanne M. Dunne

                                      Title:     Senior Vice President


                                      NATIONS ANNUITY TRUST


                                      By:        /s/ James E. Banks, Jr.
                                                 ----------------------
                                                 James E. Banks, Jr.
                                                 Assistant Secretary




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